                                                                    EXHIBIT 10.2

                              FIRST RIGHT AGREEMENT


     THIS AGREEMENT is entered into this 12th day of July, 2001 between Western Reserve Life Assurance Co. of Ohio ("WRL") and The WMA Corporation ("WMAC").

     WHEREAS, WRL and WMAC, through WMA Life Insurance Company Limited ("WMA Life"), have previously entered into several reinsurance agreements pursuant to the terms of which WMAC, through WMA Life, has reinsured life insurance policies and annuity contracts issued by WRL; and

     WHEREAS, WMAC wishes to continue this relationship by securing a first right by WMA Life to reinsure life insurance policies and annuity contracts issued by WRL and all United States domiciled entities affiliated with WRL (collectively, the "WRL Companies") and written by WMA Agents and WFG Agents, as such terms are defined below.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, WRL and WMAC hereby agree as follows:

1.       Reinsurance written on a Coinsurance/Modified Coinsurance ("Co/ModCo")
         Basis

         a. Commencing from the effective date of this agreement through December 31, 2002, the WRL Companies hereby grant to WMAC, through WMA Life, the right to reinsure on a coinsurance and modified coinsurance (Co/ModCo) basis, in the same form of reinsurance agreement being currently reinsured by WMAC through WMA Life as follows:

                  (i) up to forty percent (40%), on a quota share basis, of all new variable annuity ("VA") contracts, from products introduced after December 31, 2000, issued by any of the WRL Companies and written by agents of World Marketing Alliance, Inc. ("WMA Agents") or agents of World Financial Group Insurance Agency ("WFG Agents") if the previous calendar year's direct written premiums of VA, issued by any of the WRL Companies and written by WMA Agents or WFG Agents, of at least $100 million, but not more than $249 million; or

                  (ii) up to fifty percent (50%), on a quota share basis, of all new VA contracts, from products introduced after December 31, 2001, issued by any of the WRL Companies and written by WMA Agents or WFG Agents if the previous calendar year's direct written premiums of VA, issued by any of the WRL Companies and written by WMA Agents or WFG Agents, of at least $250 million.

                  provided that, the parties may exclude from the terms of this
                  Section 1 for any year, any new products which the parties agree, in the form of a Schedule to this Agreement executed by authorized officers of both WRL and WMAC, are not expected to produce during such year at least $50 million of annual premium volume.

         b. Commencing from the effective date of this agreement through March 31, 2003, the WRL Companies hereby grant to WMAC, through WMA Life, the right to reinsure on a Co/ModCo basis up to twenty percent (20%), on a quota share basis (provided that, for reinsurance on a Co/ModCo basis of reinsurance first reinsured on a Monthly Renewable Term ("MRT") basis, the quota amount shall not exceed the quota share amount originally reinsured on the MRT basis), of all new variable universal life insurance ("VUL") policies on the WRL Freedom Elite Builder ("FEB") policy form and on single life VUL policy forms introduced after the FEB, if the previous calendar year's sales produced annual first year collected target premium volume of VUL, issued by any of the WRL Companies and written by WMA Agents and WFG Agents, in the aggregate, of at least $50 million in the first year of this Agreement and increasing by 10% each year thereafter.

         c. Except for the WRL Financial Freedom Builder, WRL Freedom Wealth Creator and WRL Freedom Premier products, at any time on or after the date of this Agreement, WMAC shall have the option (provided it can demonstrate sufficient capacity) to reinsure business on a Co/ModCo basis as described above (in
                  Section 2(a) or (b) as the case may be) of all policies issued by any of the WRL Companies and written by WFG agents since the beginning of the prior calendar year to the date on which the option is exercised.

         d. All reinsurance written by WMAC, through WMA Life, pursuant to the above grant(s), will provide that the ceding company may not recapture the reinsurance during the first thirty years of any policy so reinsured.

         e. The reinsurance allowances paid by WMAC, through WMA Life, to WRL for reinsurance under this grant shall be such that WRL's baseline pricing statutory return on investment ("ROI") after WMAC reinsurance is not less than its pricing ROI before WMAC reinsurance. WRL will provide WMAC with an Actuarial Pricing Memorandum prepared in accordance with the Actuarial Standards of Practice to support its baseline pricing with respect to each ceding of reinsurance hereunder.

         f. The foregoing grant is further subject to the condition that WMA Life must maintain sufficient capacity throughout the term of this Agreement by showing that its unassigned invested securities, together with anticipated cash flows (including retrocession facilities), will be sufficient to meet expected reinsurance settlements under reinsurance agreements with WRL.

         g. Except as otherwise considered under the terms of the reinsurance treaties between WRL and WMA Life in force as of the date of this Agreement, WRL agrees it will provide WMAC, including WMA Life, baseline product pricing and specifications on a timely basis so that it may properly evaluate the reinsurance of such business.

2.       Reinsurance written on a Monthly Renewable Term ("MRT") Basis.

         a. In the event WMAC does not exercise its right under Section 1(b) to reinsure on a Co/ModCo basis certain new VUL policies, the WRL Companies hereby grant to WMAC the right of first refusal to write reinsurance for up to twenty percent (20%) but not less than 15% of all new VUL policies on FEB policy form and on single life VUL policy forms introduced after the FEB, provided, that the first year annual collected target premium volume of VUL written by WMA Agents and WFG Agents, in the aggregate, during the preceding calendar year was at least $50 million in the initial calendar year of this Agreement and increasing by 10% each year thereafter.

         b. All reinsurance written by WMAC pursuant to the above grant will provide that the ceding company may not recapture the reinsurance during the first twenty years of any policy so reinsured.

         c. WMAC's first right of refusal with respect to MRT reinsurance granted hereunder shall be exercisable after WRL has first secured bids for such reinsurance from commercial reinsurers as follows:

                  (i) If WRL intends to reinsure with one or more commercial reinsurers on a first-dollar quota share basis, then WRL will advise WMAC of each bid it intends to accept and the proportion of business to be ceded to each commercial reinsurer, assuming WMAC, through WMA Life, exercises its option of first right of refusal under this provision, after which WMAC, through WMA Life, shall have the option to reinsure their quota share of such block of insurance at 105% of the "blended rate" of the commercial reinsurers' rates. The "blended rate" shall mean the net reinsurance cost (gross reinsurance premiums net of reinsurance allowances) to WRL of each respective reinsurer's portion of WRL business to be ceded, but excluding any portions ceded to WMA Life or to any commercial reinsurer that is directly or indirectly affiliated with WRL, provided that if WRL ultimately reinsures at a blended rate different from the blended rate calculated based on the rates in the bids WRL disclosed to WMAC, then WRL shall disclose such other rates and WMAC shall again have the right to elect (in a restarted time period pursuant to Section (iii) below) to exercise its right of first refusal to reinsure its quota share based on the new blended rate.

                  (ii) If WRL does not intend to reinsure with any commercial reinsurer on a first-dollar quota share basis, WRL shall secure a minimum of three bids from U.S.-domiciled commercial reinsurers having A.M. Best ratings of A- or better, excluding any reinsurer that is directly or indirectly affiliated with WRL, on a first-dollar quota share basis with a recapture period of twenty (20) years. WRL will advise WMAC of each bid secured from the commercial reinsurers after which WMAC, through WMA Life, shall have the option to reinsure their quota share of such block of insurance at "Y" times the average of the commercial reinsurers bids, where "Y" shall not exceed the lesser of (i) 105% or (ii) the multiple which would otherwise result in a 25 basis point reduction in WRL's baseline product pricing statutory ROI as compared to WRL's pricing ROI before reinsurance with WMA Life. WRL will provide WMAC with an Actuarial Pricing Memorandum prepared in accordance with the Actuarial Standards of Practice to support its baseline product pricing with respect to each ceding of reinsurance hereunder.

                  (iii) WMAC shall have twenty business days from the date material is provided to WMAC from WRL to advise WRL in writing that it is exercising its right of first refusal as provided in this Agreement.

3.       Term and Termination

         a.       Subject to subsection (b) below, (i) the rights set forth in
                  Section 1(a) shall terminate on December 31, 2002; (ii) the rights set forth in Sections 1(b) through 1(g) shall terminate on March 31, 2003; and (iii) the rights set forth in Section 2 shall terminate on March 31, 2006. The parties agree that this Agreement, and all of the rights specified hereunder, shall continue on a year-to-year basis after the expiration of the respective terms in this paragraph, unless, at least one hundred eighty (180) days prior to each of these termination dates and each renewal date thereafter, either party notifies the other party, in writing, of the party's desire not to automatically renew.

         b. This Agreement may be terminated under the following circumstances:

                  (i) the mutual agreement of the parties hereto upon a mutually determined termination date;

                  (ii) by either party, if the other party has, in any material respect, breached its obligations under this Agreement and such breach has not been cured within thirty days after the non-breaching party has notified the breaching party in writing of such breach, which termination date shall be five days after the expiration of the above thirty day period;

                  (iii) by either party in the event the other party: becomes insolvent; acknowledges that it is unable to pay its debts as they become due; has filed a voluntary petition in bankruptcy or has had an involuntary petition filed against it by its creditors, and such petition is not dismissed within thirty days after its filing; or has commenced proceedings to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction; and

                  (iv) by WRL in the event that any reinsurance agreement between WRL and WMAC or WMA Life is terminated by WRL for cause based on a default by WMAC or WMA Life which is not cured within any applicable cure period.

4.       Miscellaneous Provisions

         a. WRL and WMAC will periodically, throughout the term of this Agreement, provide each other with their independent analysis of the business reinsured pursuant to the terms of this Agreement. All information, regardless of its form, that is provided by one party to the other pursuant to the terms of this Agreement shall be maintained in a confidential manner and shall not be disclosed to any third party without the express written consent of the party that provided such information, unless such disclosure is compelled under judicial, statutory or regulatory subpoena or order.

         b. The rights granted in Sections 1 and 2 of this Agreement shall not apply to the WRL Freedom Elite VUL policy form; provided that (i) the FEB product is introduced no later than sixty
                  (60) days after the Convention held in July 2001, except for any delays attributable solely to extended review by the Securities and Exchange Commission as long as WRL shall continue to diligently pursue approval of such filing and (ii) not later than sixty (60) days following its approval and availability for sale within a state, the WRL Freedom Elite VUL product is withdrawn from the list of products available for sale by the WFG Agents located in that state. If items (i) and (ii) in the preceding sentence have not been met before January 1, 2002, then from and after such date, the rights granted in Sections 1 and 2 of this Agreement shall apply to the WRL Freedom Elite VUL policy form from January 1, 2002 forward.

         c. The rights and obligations of the respective parties hereto shall inure to the benefit of and be binding upon each of them and their respective successors and assigns. This agreement may not be assigned by either party without the express, prior, written consent of the other party, which consent will not be unreasonably withheld.

         d. If any provision of this Agreement is determined by judicial authority or an arbitrator to be in violation of an applicable state or federal law or regulation or to be invalid or unenforceable; then such provision shall be enforced during such period of prohibition only to the extent permitted by such law, regulation or decision, and all other provisions of this Agreement shall remain in full force and effect to the greatest extent possible.

         e. This Agreement shall be governed by and construed in accordance with the laws of the state of Ohio without giving effect to any choice of law or conflict of law provision.

         f. The reinsurance agreements between WRL and WMAC or WMA Life pursuant to the terms of this Agreement shall be consistent with the reinsurance agreements entered into by WRL with other reinsurance companies for the VUL policies covered hereunder, except as set forth in this Agreement and certain provisions unique to WMAC or WMA Life, including establishing a letter of credit in favor of WRL and provisions that restrict WMAC or WMA Life from retroceding reinsurance, except for (i) ceding mortality risks in excess of their retention limits on a monthly or yearly renewable term plan of reinsurance or (ii) ceding or assigning to secure financial reinsurance which shall not result in a material increase in surplus through a reduction of any liability in any financial statement filed with any regulatory authority, and/or shall not result in a permanent transfer by the reinsurer of the business reinsured.

         g. WRL shall be responsible for ensuring compliance by each of the WRL Companies with the terms of this Agreement.

         h. Any controversy or claim between the parties, arising out of or relating to this Agreement or the breach thereof or the coverage of this arbitration provision, shall be settled by arbitration. There shall be three (3) arbitrators who shall be current or former officers of life insurance companies or life reinsurers. However, unless otherwise consented to in writing by the parties, such person shall not be a current or former employee of, or current or former consultant to, the parties or any affiliate or reinsurer of the parties; nor shall he or she have any current employment or affiliation with, consulting or contractual engagement with, or financial interest in: a party to this Agreement or persons or companies affiliated or associated with a party to this Agreement. WMAC shall appoint one of the arbitrators and WRL shall appoint a second arbitrator and these two arbitrators shall select the third. If either party shall fail to appoint an arbitrator within thirty (30) days after the other party has given notice of its appointment of an arbitrator, the appointment of the arbitrator for the party which has so failed to appoint an arbitrator shall be left to the other party. Should the two arbitrators appointed by or for the parties fail to agree on the choice of the third, within sixty (60) days of their appointment then each of them shall name three (3) individuals, of whom the other shall decline two (2), and the decision shall be made by drawing lots. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which shall be in effect on the date of delivery of demand for arbitration; except, however, that arbitrators shall be appointed in accordance with the provisions of this paragraph and that, to the extent any other terms or provisions of this paragraph are inconsistent with or in conflict with the Commercial Arbitration Rules, this paragraph shall control. The arbitration shall be conducted in a location to be determined by a majority of the Arbitrators. WMAC and WRL shall each pay that part of the expense of arbitration which shall be apportioned to it by the arbitrators. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in any court having jurisdiction thereof. The Arbitrators shall base their decision on the terms and conditions of this Agreement and, as necessary, on the customs and practices of the life reinsurance and life insurance industries rather than on a strict interpretation of applicable law.

         i. WRL and WMAC agree to amend the existing reinsurance agreements between them to cover policies sold by the WFG Agents as well as by the WMA Agents.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their respective duly authorized officer as of the date first written above.

                  The WMA Corporation                Western Reserve Life
                                                     Assurance Co. of Ohio


                  By: /s/ Edward F. McKernan         By: /s/ Tim Stonehocker
                     ------------------------------      -----------------------
                     Edward F. McKernan, President        Senior Vice President